5

EXHIBIT 4.6

CUSIL VENTURE CORPORATION

1400-400 Burrard Street

Vancouver, B.C.,

V6C 3G2

Telephone: (604) 643-1789  Telefax: (604) 689-1749

December 5, 2001

InNexus Inc.

Alton C. Morgan

Gail S. Thurston

3405 172nd Street NE #196

Arlington, Washington, 98223

(425) 696-0068

Dear Sirs:

Re:

InNexus Inc. ("InNexus") – Reverse Takeover and Public Listing on CDNX

Upon acceptance, this letter shall constitute the agreement between Cusil Venture Corporation (“CUSIL”), InNexus, and the undersigned shareholders of InNexus (collectively referred to as the "Shareholders") with respect to the proposed transaction (the “RTO”) involving, among other things, the issuance of common shares of CUSIL or, where provided for herein or otherwise agreed to by the parties, an equivalent number of Exchangeable Preferred Shares, in consideration for the sale or assignment of the Transferred Assets by InNexus to CUSIL or its subsidiaries, together with the sale by the Shareholders of all of the outstanding shares of InNexus (the "InNexus Shares") and certain outstanding indebtedness of InNexus in the approximate amount of $172,000 USD (the “Debts”) owed, directly or indirectly, to the Shareholders and certain other parties (together, the “Creditors”) (the InNexus Shares and the portion of the Debts owed to the Shareholders being together referred to as the “Shareholders’ Securities”), all on the following terms and conditions:

Definitions

1.1

Any capitalized terms used herein and not otherwise expressly defined shall have the meanings set out in the attached Schedule “A”.

Proposed RTO

2.1

At the Closing, on and subject to completion or waiver of the conditions in section 6 (the “Conditions”), InNexus and the Shareholders shall bargain, sell and assign (or cause InNexus or the Shareholders to so bargain, sell and assign) the InNexus Shares, the Transferred Assets and shall cause the Creditors to assign the Debts to CUSIL free and clear of all liens, charges and encumbrances in consideration for the issuance by CUSIL, in consideration for the issuance, as fully paid and non-assessable, by CUSIL, of  common shares of CUSIL (“CUSIL Shares”) or, where provided for herein or otherwise agreed to by the parties, in consideration for the issuance by USCo of an equivalent number of Exchangeable Preferred Shares, as follows:

(a)

InNexus shall sell and assign the Immune Network Ltd. (IMM) sub-license (the “IMM License”) to Offco in exchange for the issuance of 666,666 CUSIL Shares to IMM or its specified nominee (the “IMM Shares”) and CUSIL’s agreement to issue such additional CUSIL Shares at such times and in such proportionate amounts as InNexus is required to issue its common shares to IMM under the terms of the IMM License;

(b)

The Shareholders shall sell and transfer the InNexus Shares to InNexus in exchange for 10,080,000 common shares of CUSIL (the “Exchanged Shares”), less the number of shares issued in exchange for the Transferred Assets, or an equal number of Exchangeable Preferred Shares;

(c)

InNexus shall transfer the Transferred Assets to Offco, in consideration for the issuance to the Shareholders such number of Exchanged Shares or Exchangeable Preferred Shares as is equal to the fair market value of the Transferred Assets (up to a maximum of the total number of Exchanged Shares) as determined by the parties or by an independent valuator or other qualified person acceptable to the parties; and

(d)

The Shareholders shall cause the Creditors to assign the Debts to CUSIL in consideration for the issuance of CUSIL Shares to the Creditors at a deemed price of $0.50 CDN per share (the “Debt Settlement Shares”).

2.3

The IMM Shares, the Exchanged Shares and the Debt Settlement Shares or, where issued in lieu of CUSIL Shares, the Exchangeable Preferred Shares, shall be issuable, as fully paid and non-assessable, on and subject to such escrow restrictions or resale restrictions as may be required under the applicable rules and policies of the Canadian Venture Exchange Inc. (the “CDNX”) and such additional performance criteria as CUSIL and InNexus may mutually agree to.

2.4

The completion of the RTO (the "Closing") shall take place, on and subject to fulfillment or waiver of the Conditions, on the fifth (5th) business day after receipt of the Approvals (herein defined) or such other day as the Shareholders and CUSIL may agree to in writing (the "Closing Date") at the office of CUSIL's solicitors, Messrs. Leschert & Company Law Corporation at 2:00 p.m., Pacific Standard Time a.m./p.m., local time, or at such other time and place as the parties may agree to in writing.

2.5

The parties acknowledge that it is their intent to structure the purchase and sale contemplated herein in a tax-efficient manner so as to minimize the amount of tax payable by the Shareholders or to defer the date of payment thereof without causing increased tax liabilities to CUSIL.  The parties agree to review and consider such alternative structures including, without limitation, issuance of other types of securities by CUSIL or UsCo or other possible transactions which may enable the purchase and sale to be structured, in whole or in part, as a tax free exchange, provided that the Shareholders acknowledge and agree that they shall be responsible for any professional fees or other out of pocket expenses related to determination of such alternative structures or tax advice which is principally for the Shareholders’ benefit.

CUSIL Transactions

3.1

As soon as practicable after execution hereof, CUSIL shall, take such steps as may be reasonably necessary to determine the prospective requirements of Regulatory Authorities for granting Approval to completion of the transactions contemplated herein including whether the CDNX will require CUSIL to obtain the services of a broker dealer who is a member of the CDNX to sponsor the proposed RTO (the “Sponsoring Broker”) to provide their preliminary sponsorship of the proposed RTO, including a recommendation that the shares of CUSIL continue trading pending regulatory review and completion of the RTO (“Preliminary Sponsorship”) and thereafter, upon completion of final due diligence reviews and completion of such other conditions as the Sponsoring Broker may specify, final sponsorship of the RTO and listing of the common shares of CUSIL, as constituted after completion of the RTO on the CDNX (“Final Sponsorship”) and to determine any other applicable requirements of the Regulatory Authorities to give effect to the transactions contemplated herein (“Preliminary Regulatory Review”).

3.2

Upon satisfactory completion of the Preliminary Regulatory Review, CUSIL shall commence such due-diligence reviews respecting InNexus and its affairs and other transactions as may, in its opinion, be necessary to obtain the Approvals required to be obtained by it prior to the Review Date,

3.3

Upon acceptance of this Agreement and satisfactory completion of the transactions contemplated in section 3.2, CUSIL will instruct its solicitors to prepare a RTO agreement based on the terms and conditions set out herein and such other terms and conditions as CUSIL may reasonably require (the “Formal Agreement”) to be executed by CUSIL, the Shareholders and InNexus and substituted for this Agreement on or before the later of May 31, 2002 or the second business day after the date Cusil Venture Corp. receives confirmation from the Sponsoring Broker that it is prepared to grant its Preliminary Sponsorship, subject only to execution of the Formal Agreement.

Preliminary Transactions of Shareholders and InNexus

4.1

As soon as practicable after execution hereof, InNexus will:

(a)

Prepare audited financial statements for the three prior completed fiscal years of InNexus, with unqualified audit opinions thereon, and deliver same to CUSIL;

(b)

Deliver its minute book, copies of all material contracts and other documents pertaining to the assets, property, business and affairs of InNexus, as may be requested by CUSIL hereunder;

(c)

In co-operation with CUSIL management, complete a business plan for InNexus or modify existing business plans for InNexus containing such information as may be required by a target issuer in an information circular prepared in connection with a change of business under applicable CDNX Listing Policies, including, without limitation, a 18 month pro-forma operating budget for InNexus, as combined with CUSIL upon completion of the RTO, and will deliver same to CUSIL legal counsel for filing (or for use in preparation of other documents required for filing) in due course with the CDNX; and

(d)

cause each of the proposed directors and senior officers of CUSIL who are not currently directors and officers of CUSIL to prepare CDNX Form 2A Personal Information Forms, BCSC Form 4B disclosure forms and deliver same to CUSIL legal counsel for filing with the CDNX in order to complete background checks.

4.2

As soon as practicable after receipt of a copy thereof, the Shareholders and InNexus shall enter into the Formal Agreement and deliver same to CUSIL.

4.3

Upon execution of the Formal Agreement, the parties hereto shall use their best efforts to ensure that each of the covenants and conditions of closing set forth therein are fulfilled as and when required thereunder.

Approvals

5.1

The obligations of CUSIL pursuant to this Agreement shall be subject to the following approvals (the "Approvals"):

(a)

the approval of the directors of CUSIL to any transaction contemplated herein requiring such approval including the RTO and the Formal Agreement;

(b)

the approval of the RTO by the shareholders of CUSIL;

(c)

approval of the RTO and any related transactions by the CDNX;

(d)

completion, to the satisfaction of CUSIL, of the Preliminary Regulatory Review;

(e)

receipt of any third party approvals required by the CDNX or other Regulatory Authorities as a condition of their granting approval to the RTO including, without limitation, any required sponsorship of the transactions contemplated herein by a broker who is a member of the CDNX;

(f)

receipt by InNexus of the consent of any third parties entitled to require InNexus to obtain their consent prior to the transfer of the InNexus Shares or any other transactions comprised in the RTO (including, without limitation, the consent of IMM to the assignment of the IMM License in exchange for the IMM Shares, as contemplated herein);

(g)

inspection and approval by CUSIL and its advisors, on or before January 31, 2001 or such later date as the parties may agree to in writing (the “Review Date”),of InNexus its ownership, assets, liabilities, contracts and prospects;

(h)

review and approval by CUSIL and its advisors, on or before the Review Date, of all contracts, agreements and corporate documentation of InNexus;

(i)

appointment or election on or before the Closing Date of the following persons, or such other persons as may be agreed to by CUSIL and InNexus, as directors of CUSIL, and the resignation of any other existing directors of CUSIL:

Name

Office

(i)

Stuart Rogers

 Director

(ii)

Alton C. Morgan

Director

(iii)

Gail S. Thurston

Director

5.2

The requirement to obtain the Approvals set out in paragraphs 4.1(g) and (h) may be waived, in whole or in part, by CUSIL at any time.  The remaining approvals may be waived only by consent in writing of all the parties hereto.

Conditions

6.1

The obligations of CUSIL pursuant to this Agreement are subject to fulfillment of the following conditions on or before the earlier of Closing Date, the Termination Date or such other date as may be specified below:

(a)

all covenants, agreements and obligations to be performed or complied with hereunder on the part of the Shareholders and InNexus at or prior to the Closing, including in particular, the Shareholders' obligation to deliver the share certificates, documents and instruments herein provided for, shall have been performed and complied with as and when required hereunder;

(b)

receipt of all necessary Approvals on or before the Closing Date or such earlier date as may be specified herein;

(c)

execution of the Formal Agreement (defined below) by all required parties thereto on or before the later of May 31, 2002 or the second business day after the date Cusil Venture Corp. receives confirmation from the Sponsoring Broker that it is prepared to grant its Preliminary Sponsorship, subject only to execution of the Formal Agreement (the “Agreement Deadline”);

(d)

Alton C. Morgan and Gail S. Thurston (the “the Principals”) shall have executed and delivered formal employment agreements on such terms and conditions as may be and mutually agreed to by the the Principals and CUSIL and in such form as may be provided for in the Formal Agreement (the “Employment Agreements”);

(e)

the representations and warranties of the Shareholders and InNexus contained herein shall be true and correct in all material respects at and as of the date specified herein, except as may be in writing disclosed to and approved by CUSIL; and

(f)

provision by the Shareholders of such further representations, warranties and covenants respecting the status of InNexus, its assets and prospects as well as respecting the transferability of the InNexus Shares and other matters set forth herein as CUSIL may reasonably request.

6.2

The above stated conditions in section 6.2 shall be for the exclusive benefit of CUSIL and may be waived, in whole or in part, by CUSIL at any time.

6.3

The obligations of InNexus and the Shareholders pursuant to this Agreement are subject to fulfillment of the following conditions on or before the earlier of the Closing Date or the Termination Date:

(a)

all covenants, agreements and obligations to be performed or complied with hereunder on the part of CUSIL at or prior to the Closing, including in particular, its obligation to deliver the share certificates, documents and instruments herein provided for, shall have been performed and complied with as and when required hereunder;

(b)

execution of the Formal Agreement by all required parties other than the Shareholders and InNexus;

(c)

the due incorporation by CUSIL of Offco and USCo and, where required, the due creation and authorization by USCo of the Exchangeable Preferred Shares;

(d)

the representations and warranties of CUSIL contained herein shall be true and correct in all material respects at and as of the date specified herein, except as may be in writing disclosed to and approved by the Shareholders and InNexus; and

(e)

provision by CUSIL of such further representations, warranties and covenants respecting the status of CUSIL, together other matters respecting the RTO and the transactions contemplated herein as InNexus may reasonably request.

6.4

the above stated conditions in section 6.3 shall be for the exclusive benefit of InNexus and the Shareholders and may be waived, in whole or in part, by InNexus and the Shareholders at any time.

Representations And Warranties

7.1

The Shareholders and InNexus represent, warrant and covenant, jointly and severally as follows:

(a)

the InNexus Shares are validly issued and outstanding as fully paid and non-assessable shares and the Shareholders are the beneficial owner of and has the right and authority to dispose of and give good and marketable title to the InNexus Shares free and clear of all liens, charges, encumbrances and restrictions on transfer of any nature whatsoever save those existing pursuant to applicable securities legislation;

(b)

InNexus is duly incorporated and in good standing but not required to issue annual corporate filings under the laws of State of Washington;

(c)

the authorized capital of InNexus consists of 50,000,000 common shares without par value of which 5,040,000 shares are issued and outstanding and there are no individuals or companies who or which beneficially own, directly or indirectly, any of the issued and outstanding shares of InNexus other than the Shareholders or IMM, under the terms of the IMM License.

(d)

there are no options, warrants, rights or agreements outstanding with respect to the issued or unissued shares and there are no securities convertible or exchangeable into shares of InNexus except as have been in writing disclosed to and approved by CUSIL prior to the Review Date;

(e)

the Shareholders are not indebted to InNexus and InNexus is not indebted to the Shareholders, other than the Debts or except as has been in writing disclosed to and approved by CUSIL prior to the Review Date;

(f)

all material transactions of InNexus have been promptly or properly recorded or filed in or with its respective books and records;

(g)

InNexus is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect InNexus or its assets nor, to the knowledge of the Shareholders after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefor;

(h)

InNexus, as a non-revenue generating business in Washington State, is not currently required to file tax returns and other filings with the US Internal Revenue Service, or any state taxation authority.

(i)

attached hereto as Schedule “B” is a complete list of its Intellectual Property Rights including all intellectual property or other material assets of InNexus, including any patents or patent applications, license rights or trade marks together with a complete description of any material limitations, rights of third parties, restrictions on use or ownership by InNexus, or encumbrances on such rights, property or assets;

(j)

InNexus beneficially owns all right title and interest in and to each of the material assets or Intellectual Property Rights or which are now used by it or are now held by it for use hereafter to gain revenue from operations, including those set forth in Schedule “B”, free and clear of all Liens, charges and encumbrances whatsoever, except as has been in writing disclosed to and approved by CUSIL prior to the Review Date;

(k)

the most recent financial statements of InNexus, a copy of which will hereafter be delivered and attached hereto as schedule “C”, together with the audited financial statements required to be prepared and provided herewith (the “Financial Statements”) have been or shall have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years, are or, upon preparation and delivery hereunder shall be, true and correct in every material respect and present fairly and accurately the financial condition and position of InNexus as at the date to which the Financial Statements were prepared (the “Statement Date”) and the results of its operations for the fiscal period ended on the Statement Date;

(l)

no material adverse changes have occurred in InNexus's financial condition as disclosed in the Financial Statements since the Statement Date, except as has been in writing disclosed to and approved by CUSIL prior to the Review Date;

(m)

there is no Indebtedness of InNexus assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether InNexus may be liable individually or jointly with others, except as  may be disclosed to and accepted in writing by CUSIL;

(n)

attached hereto as Schedule “D” is a complete list of all material contracts of InNexus (including the Intellectual Property Agreements) entered into since its date of incorporation or which are proposed to be entered into prior to the Closing Date;

7.2

The representations, warranties, covenants and agreements by the Shareholders or InNexus set forth in section 7.1 or contained elsewhere in this Agreement or any certificates or other documents delivered to CUSIL pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof by the Shareholders and shall be true at and as of time of Closing on the Closing Date as if those representations or warranties, covenants and agreements were made at and as such time.  Notwithstanding any investigations or enquiries made by CUSIL prior to the Closing Date or the waiver of any condition by CUSIL, the representations, warranties, covenants and agreements of the Shareholders shall survive the Closing Date and notwithstanding the Closing of the purchase and sale herein provided for, shall continue in full force and effect for a period of one year from the Closing Date

7.3

CUSIL represents, warrants and covenants to InNexus and the Shareholders as follows:

(a)

CUSIL is duly incorporated and subsisting as a corporation under the laws of British Columbia, is a reporting issuer under the Securities Act (British Columbia) and its common shares are listed for trading on the CDNX (but are currently suspended from trading);

(b)

CUSIL has filed all material reports and documents required to be filed with the Registrar of Companies for British Columbia, the British Columbia Securities Commission and the Canadian Venture Exchange Inc. (the “Regulatory Authorities”) and is not in material default of any requirements of the Company Act (British Columbia) or the Securities Act (British Columbia), except as disclosed in the Public Record (defined below);

(c)

there are no existing material agreements or contemplated agreements, written or oral, of any nature or kind whatsoever to which CUSIL is a party or pursuant to which it has or may have any present or future material obligation of any kind whatsoever, except as are disclosed in documents which have been filed with and made available for public review by the Regulatory Authorities (the “Public Record”);

(d)

the authorized capital of CUSIL consists of 100,000,000 common shares without par value of which 3,640,000 common shares are issued and outstanding;

(e)

there are no options, warrants, rights or agreements outstanding with respect to the issued or unissued shares of CUSIL and there are no securities convertible or exchangeable into shares of CUSIL except the following:

(i)

1,000,000 warrants to purchase common shares exercisable at $0.50 CDN per share;

(ii)

304,000 options to purchase common shares exercisable at $0.23 CDN per share;

(iii)

such other securities as may be issuable under any private placement as may be required by the Exchange as a condition of its approval of the RTO and as may be acceptable to InNexus;

(f)

the most recent audited financial statements and quarterly reports of CUSIL filed with the British Columbia Securities Commission (the “CUSIL Financial Statements”) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years, are true and correct in every material respect and present fairly and accurately the financial condition and position of CUSIL as at the date at which the information therein is presented (the “Statement Date”) and the results of its operations for the period ended on the Statement Date and there have been no adverse material changes since the Statement Date which would make the CUSIL Financial Statements untrue or misleading as at the Closing Date, except as have been in writing disclosed to and approved by the Shareholders;

(g)

there is no Indebtedness of CUSIL assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether CUSIL may be liable individually or jointly with others other than as set out in the CUSIL Financial Statements or such obligations as may be incurred by CUSIL in the ordinary course of its affairs with respect to regulatory filings and similar matters, together with the costs associated with completion of the RTO, which together will comprise all of the Indebtedness of CUSIL at the time of Closing;

(h)

to the best of its knowledge, there are no material liabilities, contingent or otherwise, nor is there any material litigation, proceeding or investigation pending or threatened against CUSIL, its property or business, nor does CUSIL know, or have ground to know, of any basis for any material litigation, proceeding or investigation against CUSIL, its assets or business, other than the Indebtedness or as which have been in writing disclosed in the Public Record;

7.4

The representations, warranties, covenants and agreements by CUSIL in section 7.3 or contained elsewhere in this Agreement or any certificates or other documents delivered to the Shareholders or InNexus pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof by CUSIL shall be true at and as of time of Closing on the Closing Date as if those representations or warranties, covenants and agreements were made at and as such time.  Notwithstanding any investigations or enquiries made by the Shareholders prior to the Closing Date or the waiver of any condition by the Shareholders, the representations, warranties, covenants and agreements of CUSIL shall survive the Closing Date and notwithstanding the Closing of the purchase and sale herein provided for, shall continue in full force and effect for a period of one year from the Closing Date.

7.5

For the purposes of this Agreement, any document or fact pertaining to CUSIL shall, to the extent disclosed or contained in the Public Record, be deemed to have been disclosed in writing to and approved by the Shareholders.

Pre-Completion Matters and Covenants

8.1

As soon as practicable after execution hereof, CUSIL shall arrange for a loan (the “Loan”) by CUSIL or a party introduced by it (the “Lender”) to InNexus on and subject to the following terms and conditions:

(a)

The initial principal amount of the Loan shall be $25,000 USD and shall bear interest on the principal and any accrued interest at the rate of 8% per annum, calculated and payable semi-annually, in arrears, before and after default and before and after judgment;

(b)

The Loan shall be evidenced by and subject to the terms and conditions of a formal loan agreement (the “Loan Agreement”) and a promissory note (the “Note”) in favour of CUSIL and shall be secured by a first charge over all of the present and after acquired property of InNexus (subject only to existing charges and encumbrances approved by the Lender), on and subject to the terms of a general security agreement (the “Security Agreement”) all of which shall be in the form specified by CUSIL and the Lender and shall be prepared by the solicitor for CUSIL and the Lender;

(c)

The loan shall be advanced by the Lender, subject to execution and delivery of the Loan Agreement, the Note and the Security Agreement and fulfillment of any preconditions to advance stipulated therein, in installments as follows:

(i)

On or about December 3, 2001, the sum of $15,000 USD (previously advanced to and receipt of which is hereby acknowled by InNexus);

(ii)

On or before upon execution hereof, the sum of $10,000 USD; and

(iii)

from time to time prior to the Closing, such amounts as may be mutally agreed to by the parties and acceptable to the Exchange.

(d)

The principal and interest of the Loan shall be payable upon demand made on or after the earlier of the Termination Date (defined herein) or the occurrence of an event of default under the Loan Agreement or the Security Agreement.

8.2

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that, upon execution of this Agreement and continuing until 4:00 P.M. (Vancouver time) on the Termination Date:

(a)

the Shareholders shall maintain this letter agreement and all information pertaining thereto in strict confidence and shall not disclose same to any person except in compliance with the confidential disclosure provisions of the Securities Act ( British Columbia) or unless approved in writing by CUSIL;

(b)

the Shareholders shall refrain from and InNexus shall not permit the sale or transfer (directly or indirectly) of any of the Shareholders’ Securities and not and the Shareholders shall not in any manner permit the encumbrance or disposition of any of the Shareholders’ Securities or the Shareholders’ rights therein;

(c)

InNexus shall not and the Shareholders shall not permit InNexus to transfer, encumber or otherwise deal with any of assets and rights of InNexus (except in the ordinary course of its business as now carried on by it and on a non-arms length basis and for normal fair market consideration) and shall not do or permit any other thing contrary to or in hindrance of the transactions contemplated herein without the prior written approval of CUSIL ;

(d)

neither InNexus nor any of the Shareholders shall not enter into, solicit or entertain any negotiations respecting the issuance, sale or disposition of any securities of InNexus and shall refrain from entering into any transaction which would have the effect preventing or significantly limiting the RTO or proposed transactions related thereto, except as contemplated herein;

8.3

Until completion or abandonment of the RTO and the transactions contemplated herein,

(a)

the Shareholders will use their best efforts to assist CUSIL and will cooperate with CUSIL and exercise any vote or other rights respecting their interests in InNexus or which are under their direction or control to cause InNexus to enter into and complete the RTO;

(b)

the Shareholders and InNexus shall cause CUSIL and its solicitors to have full access to all corporate records and other information relevant to InNexus and, including, without limitation, any records and files pertaining to InNexus maintained by its solicitors, and InNexus and the Shareholders shall instruct the solicitors for InNexus accordingly;

(c)

the Shareholders shall enter into and shall do all things necessary to cause InNexus to enter into and complete the transactions contemplated to be performed by such parties, subject to fulfillment or waiver of any preconditions to the completion of such transaction set out herein;

(d)

CUSIL shall use its best commercial efforts to cause CUSIL to enter into and complete the transactions contemplated to be performed by it hereunder or under the RTO, subject to fulfillment or waiver of any preconditions to the completion of such transaction set out herein; and

(e)

the parties hereto will co-operate with each other to ensure the RTO is completed in the manner contemplated herein.

Finders Fee

9.1

The parties hereto acknowledge that CUSIL will be obligated to pay a finders fee payable by issuance of CUSIL common shares or share purchase warrants to a certain third party in connection with the RTO as consideration for introducing the parties and assisting the completion of the transactions contemplated herein, the amount and terms of payment of which will be negotiated by CUSIL and such finder, subject to acceptance by InNexus which will not be unreasonably withheld.

Notice

10.1

Any notice or other communication between either party under this Agreement will be deemed to be properly given when in writing and delivered by hand or mailed, postage prepaid, or sent by telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, excluding communication by e-mail unless the other party acknowledges receipt of same in writing (“Electronic Communication”) on any business day to the intended recipient at its address first written above or to such other address or person as the other party may from time to time designate by notice or if sent by Electronic Communication to such telecommunication address as the respective parties may specify. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given unless delivered by hand or sent by Electronic Communication.

10.2

Any notice required to be given to all or any of the Shareholders shall be deemed to have been effectively and validly delivered if given to InNexus in accordance with section 10.1.

Termination

11.1

Unless otherwise agreed to in writing by all of the parties hereto, if the conditions set out in Section 6 have not been fulfilled or waived by CUSIL on or before 5:00 p.m. on earlier of August 31, 2002 (the “Termination Date”) or the 90th day receipt of all Approvals or if the formal agreement is not entered in to on or before the Agreement Deadline, the rights and obligations of the parties pursuant to this Agreement shall, upon written notice by CUSIL to InNexus and the the Principals, terminate forthwith and absolutely.

Assignment and Novation

12.1

Except as provided herein, this Agreement may not be assigned, in whole or in part, without the prior written consent of the other parties hereto.

Formal Agreement

13.1

This Agreement is subject to execution of the Formal Agreement by the parties hereto on or before the Agreement Deadline, whereupon this agreement and the rights and obligations of the parties hereunder shall terminate forthwith and absolutely.  Until such time as such Formal Agreement has been executed and delivered by the intended parties thereto, the agreement formed by the acceptance hereof shall remain in full force and effect.

General Provisions

14.1

Time is of the essence hereof.

14.2

Any reference to a monetary amount, “Cash”, dollars or “$” (other than a specific reference to United States dollars or “USD”) shall be deemed to refer to the lawful currency of Canada (or, for greater clarity “CDN”).

14.3

The parties hereto shall execute such other documents and do such other things as may be reasonably necessary to give full effect to the transactions contemplated hereby.

14.4

This Agreement contains the entire agreement between the parties relating to the subject matter of this agreement and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto and may be modified only by an instrument in writing signed by all parties hereto.

14.5

Notwithstanding anything herein to the contrary, neither party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Agreement if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

14.6

This Agreement will be governed by and interpreted according to the laws of the province of British Columbia, Canada, and the parties hereby irrevocably agree to submit to the jurisdiction of the Courts thereof in connection with any disputes arising hereunder and irrevocably select Vancouver, British Columbia as the proper venue for any such disputes.

14.7

The waiver by any party a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

14.8

This Agreement may be executed in as many counterparts as may be necessary, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

If you wish to accept the terms and conditions set out herein, please execute the enclosed copy of this letter and return same to use by no later than 4:00 p.m., Vancouver time, on December 5, 2001.

We hereby acknowledge and accept return of the enclosed copy of this Agreement by telecopy, telex or other means of electronic communication producing a printed copy, subject to delivery of the original of the document to us within two weeks of delivery of the copies sent via the electronic communication.

Yours truly,

Cusil Venture Corporation

by:   /s// Stuart Rogers

Stuart W. Rogers, President

Acknowledged and agreed to by InNexus Inc., this 5th day of December, 2001.

InNexus Inc. by: /s/ Alton C. Morgan Alton C. Morgan, President

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Acknowledged and agreed to this _____ day of ______, 2001 by the undersigned shareholders of InNexus Inc. who, by their signature hereto, represent they beneficially hold and are able to transfer clear and unencumbered title to the number and type of shares of InNexus Inc. set out next to their respective names.

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Name, Signature and Address of InNexus Shareholders	Amount and type of InNexus Interest Now Held	Number and Type of CUSIL Shares or Exchangeable Preferred Shares Issuable
/s/ Alton C. Morgan Alton C. Morgan _________________________ Address _________________________ _________________________ Tel:___________________ Fax:___________________	2,500,000 common shares	5,000,000 Exchanged Shares
/s/ Gail Thurston Gail S. Thurston _________________________ Address _________________________ _________________________ Tel:___________________ Fax:___________________	2,500,000 common shares	5,000,000 Exchanged Shares
/s/ Garth Likes Garth Likes _________________________ Address _________________________ _________________________ Tel:___________________ Fax:___________________	40,000 common shares	80,000 Exchanged Shares
TOTAL:	5,040,000 common shares	10,080,000 Exchanged Shares

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Schedule “A” To Letter Agreement Among Cusil Venture Corporation, InNexus Inc., Alton C. Morgan and Gail S. Thurston

1.

Definitions

1.1.

Where used herein, the following terms shall have the meanings set out below:

(a)

“Agreement” means the Agreement between InNexus, InNexus and CUSIL by execution of the Letter Agreement or, after execution of the Formal Agreement, the Formal Agreement;

(b)

“InNexus” means InNexus Inc. together with (except where the context otherwise requires) any subsidiaries or joint venture interests;

(c)

“InNexus Financial Statements” means the balance sheet, income statement and statement of source and uses of funds for InNexus’s last completed fiscal year and for each quarterly period subsequent thereto up to the date of the Agreement, together with comparative statements for the corresponding period in the prior fiscal year;

(d)

“Court” means the Supreme Court of British Columbia;

(e)

“Electronic Communication” means telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, shall not include e-mail unless the other party acknowledges receipt of same in writing;

(f)

“Exchange” means the Canadian Venture Exchange Inc.;

(g)

“Exchangeable Preferred Shares” means the preferred shares of UsCo  issuable in exchange for the InNexus Shares and/or the Transferred Assets, subject to certain special rights and restrictions entitling the holder to exchange each such share for one common share of CUSIL;

(h)

“GAAP” generally accepted accounting principals in Canada, applied consistently;

(i)

“IMM” means Immune Network Ltd. of 3650 Westbrook Mall, Vancouver, B.C. V6S 2L2;

(j)

“IMM License” means the license to use certain intellectual property which InNexus has the right to acquire from IMM, subject to the issuance of certain shares of InNexus, as described in Schedule “B”;

(k)

“Indebtedness” means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

(l)

“Intellectual Property Agreements” means the agreements set forth in Schedule “B”;

(m)

“Intellectual Property Rights” means all of the patents and patent applications, license rights, trade marks, trade mark applications, trade names, industrial designs, service marks, trade secrets, patented or unpatented discoveries, inventions, confidential information, data, methods, procedures, results of experimentation, know how or other tangible or intangible rights and any other intellectual property rights, including any improvement to or an application of the aforementioned inventions, patents and patent applications, which are owned by InNexus, which InNexus has a right to acquire any interest in or which held for the benefit of InNexus as of the date of execution hereof or which may be acquired by InNexus prior to the Closing Date including, without limiting the generality of the foregoing, all of InNexus’s rights in, to and with respect to the Patents and other intellectual property rights set forth in Schedule “B” under the Intellectual Property Agreements or otherwise;

(n)

“Lien” means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(o)

“Offco” means a newly incorporated Barbados international business corporation all of the shares of which will be owned by CUSIL;

(p)

“Patents” means the patents and patent applications applicable to the Intellectual Property Rights

(q)

“Regulatory Authorities” means any authorities having jurisdiction with respect to any or all of the operations comprising the proposed Business or whose approval or consent must be to implement or carry out the operation thereof as now contemplated, including, without limitation, the Exchange;

(r)

“Transferred Assets” means all of the tangible and intangible property, assets, interests or benefits, rights of any kind whatsoever held beneficially, including any rights in and to the Intellectual Property Rights, excluding the US Rights, which shall be granted to or retained by InNexus and including, without limitation, the IMM License, exclusive of any US Rights pertaining thereto;

(s)

“USCo” a new company to be incorporated in the United States by CUSIL as a wholly owned subsidiary to facilitate the proposed transaction;

(t)

“US Rights” means the right to use, licence, sell, market, exploit or derive other benefits from the sale or use of the Intellectual Property Rights in the United States;

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SCHEDULE “B”

Material Assets and Intellectual Property Rights of InNexus

(All intellectual property which InNexus owns or for which it has an option to license or acquire)

U.S. Patent #

SuperAntibody Technology Platform

5,596,081

5,695,764

5,800,991

6,238,667

Immune Network Ltd.

NM01 & NM03 Antibodies

5,558,865

5,607,847

5,618,922

5,665,569

1F7 Antibody

5,849,583

6,057,421

6,146,627

6,221,580

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SCHEDULE “C”

Financial Statements for InNexus

To be provided and attached hereto after execution

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SCHEDULE “D”

Material Contracts of InNexus

All material contracts are appended in electronic form in the Microsoft Office Binder entitled “Legal Documents”

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